Exhibit 10.4

Spirit
AeroSystems
Holdings, Inc.
Fourth Amended
and Restated
Long-Term
Incentive Plan

August 2, 2011

SPIRIT AEROSYSTEMS HOLDINGS, INC.
FOURTH AMENDED AND RESTATED LONG-TERM INCENTIVE PLAN

-i-

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SPIRIT AEROSYSTEMS HOLDINGS, INC.
FOURTH AMENDED AND RESTATED LONG-TERM INCENTIVE PLAN
     W I T N E S S E T H : That;
     WHEREAS, the Company sponsors and maintains the Spirit AeroSystems Holdings, Inc. Third Amended and Restated Long-Term Incentive Plan (the “Plan”), pursuant to which specified incentive benefits are provided to Participants in the form of shares of the Company’s common stock, on the terms and conditions set forth herein; and
     WHEREAS, the Company desires to amend the Plan; and
     WHEREAS, it has become desirable to amend and restate the Plan in its entirety; and
     WHEREAS, the Board of Directors of the Company has reviewed the terms and provisions hereof and found them satisfactory.
     NOW, THEREFORE, effective as of the Effective Date, the Company hereby adopts this fourth amended and restated Plan on the terms and conditions set forth herein, which Plan will be known as the “Spirit AeroSystems Holdings, Inc. Fourth Amended and Restated Long-Term Incentive Plan.”
ARTICLE I — PURPOSE
     Section 1.01. Purpose. The purpose of the Plan is to provide specified benefits in the form of Shares to Employees who are eligible to participate in the Plan, subject to certain conditions and restrictions, as set forth in the Plan. The maximum aggregate number of Shares that may be granted to Participants under the Plan shall be 6,400,000 shares of the Company’s Class A common stock.
ARTICLE II — DEFINITIONS
     For purposes of the Plan, the following terms shall have the following meanings, unless the context clearly indicates otherwise.
     Section 2.01. Affiliate means, with respect to any Person, (a) any director or executive officer of such Person; (b) any spouse, parent, sibling, descendant or trust for the exclusive benefit of such Person or his or her spouse, parent, sibling or descendant (or the spouse, parent, sibling or descendant of any director or executive officer of such Person); and (c) any other Person that, directly or indirectly, controls or is controlled by or is under common control with such Person. For the purpose of this definition, (i) “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, status as a general partner, or by contract or otherwise; and (ii) Onex shall be deemed to control any Person controlled by Gerald W. Schwartz so long as Mr. Schwartz controls Onex Corporation.
     Section 2.02. Board of Directors means the Board of Directors of the Company.
     Section 2.03. Change in Control means (i) a transaction pursuant to which a Person, or more than one Person acting as a group (in either case, however, excluding Onex), acquires more than 50% of the total voting power of the stock of the Company (including, but not limited to, acquisition by merger, consolidation, recapitalization, reorganization or sale or transfer of the Company’s equity interests); (ii) a merger or consolidation involving the Company in which the Company is not the surviving entity; or (iii) a transaction that is a sale or transfer of all or substantially all of the assets of the Company or Spirit AeroSystems, Inc. to a Person other than Onex, if all or substantially all of the proceeds from such transaction are distributed to the stockholders of the Company.
     Section 2.04. Code means the Internal Revenue Code of 1986, as amended.
     Section 2.05. Committee means the Board of Directors or a committee appointed by, and serving at the pleasure of, the Board of Directors for purposes of administering the Plan, which committee shall operate under rules and procedures established by the Board of Directors from time to time for such purpose.
     Section 2.06. Company means Spirit AeroSystems Holdings, Inc., a Delaware corporation, or its successor.
     Section 2.07. Effective Date has the meaning set forth in Section 7.01.
     Section 2.08. Employee means a consultant or independent contractor of the Employer or any individual who is employed and compensated (by a payroll check issued directly from the Employer or Employer agent to the Employee or direct payroll deposit made to the Employee’s account by the Employer or Employer agent) by the Employer.
     Section 2.09. Employer means the Company, Spirit AeroSystems, Inc. (or its successor), and any other entity that adopts this Plan with the consent and approval of the Committee.
     Section 2.10. Onex means Onex Partners LP, Onex Corporation or any Affiliate of Onex Partners or Onex Corporation, including, for purposes of this Plan, (a) any Person which has granted to Onex Partners, Onex Corporation or any of their respective Affiliates the right to vote or dispose of such Person’s Shares; and (b) any employee, officer or director of Onex Corporation.

     Section 2.11. Participant means an Employee who has been designated by the Committee as eligible to participate in this Plan pursuant to Section 3.01. Where the context requires, the term “Participant” also shall include a former Participant.
     Section 2.12. Person means an individual, trust, estate, partnership, limited liability company, association, corporation, or other entity.
     Section 2.13. Plan means this Spirit AeroSystems Holdings, Inc. Fourth Amended and Restated Long-Term Incentive Plan, as amended.
     Section 2.14. Separation from Service means the termination of employment (including termination of a consulting or independent contractor arrangement) with the Employer. The term includes, but is not limited to, a termination which arises from a Participant’s death, disability, discharge (with or without cause), or voluntary termination. In the case of an employee, the term shall not include any temporary absences due to vacation, sickness, or other leaves of absence granted to a Participant by the Employer. A Separation from Service shall not be deemed to occur, however, upon a transfer involving any combination of any entity comprising the Employer.
     Section 2.15. Shares means shares of the Company’s common stock.
     Section 2.16. Sole Discretion means the right and power to decide a matter, which right may be exercised arbitrarily at any time and from time to time.
ARTICLE III — ELIGIBILITY
     Section 3.01. Eligibility. The Committee shall have the unrestricted right and power, which may be exercised in its Sole Discretion at any time and from time to time, to designate Employees who are eligible to participate in this Plan. The Committee also shall have the right, in its Sole Discretion, to terminate an individual’s future participation in this Plan.
ARTICLE IV — GRANTS OF SHARES
     Section 4.01. Grants and Related Awards. The Committee may make grants of Shares to Participants under this Plan (which Shares shall be subject to the restrictions contained in this Plan and are referred to in this Plan as “Restricted Shares”) at such times, in such amounts, and subject to such terms, conditions, and restrictions as the Committee may determine, in its Sole Discretion. From and after April 22, 2008 (the effective date of the adoption of the second amended and restated plan document for the Plan), grants of Shares under the Plan may be made only in shares of the Company’s Class A common stock.
     In connection with a grant of Restricted Shares to a Participant, the Committee may establish such terms, conditions, restrictions, or procedures related to the grant as the

Committee deems necessary or appropriate, including, but not limited to, requiring, as a condition precedent to such grant that a Participant execute a shareholders’ agreement or other documents or agreements as the Committee deems necessary or appropriate, in such form and substance as may be satisfactory to the Committee in its Sole Discretion. Participation by a Participant in any grant of Restricted Shares under the Plan shall neither limit nor require participation by the Participant in any other benefits under the Plan, it being within the Sole Discretion of the Committee to determine the individuals eligible to participate in the Plan and in a grant of Shares under the Plan. The Restricted Shares may be either previously issued Shares that have been reacquired by the Company or authorized but unissued Shares, as the Board of Directors shall from time to time determine. If any Restricted Shares granted under the Plan are subsequently forfeited, such Shares shall again become available to be granted under the Plan.
     Although Restricted Shares granted under the Plan are subject to certain lapse restrictions set forth in this Article IV and are substantially nonvested upon grant, grants of such Shares are intended to constitute transfers of such Shares within the meaning of Code Section 83 upon grant. Accordingly, Participants receiving grants of Restricted Shares under the Plan will be eligible to make an election under Code Section 83(b) with respect to Restricted Shares at the time such Shares are granted, subject to complying with all applicable requirements for making such an election, including, but not limited to, the requirement that such election be made within 30 days after the date of transfer.
     In the event of a Change in Control, each Participant who is employed by the Employer on the date of the closing of the Change in Control or who was involuntarily terminated by the Employer without cause during the 90-day period ending on the date of the closing of the Change in Control will receive a cash award equal to the dollar value of the award of Shares that would have been made under this Plan to such Participant in the ordinary course of business within the 12-month period following the date of the Change in Control (i.e., the current year’s award that typically would be granted the following May), based on the Participant’s annual base pay as in effect on the date of closing of the Change in Control (or the date of the Participant’s involuntary termination, if earlier). Payment of this cash award will be made as soon as administratively practicable on or after the date of the closing of the Change in Control, but in no event later than 2 1/2 months after the earlier of (i) the closing of the Change in Control; or (ii) the last day of the year in which the Participant’s employment terminates, if employment terminates prior to the closing of the Change in Control.
     Section 4.02. Lapse Restriction. Restricted Shares granted under the Plan to a Participant on or after December 1, 2006 will be substantially nonvested upon grant and will be subject to restrictions that will lapse only if and to the extent the Participant satisfies the following vesting schedule, unless a different schedule is designated by the Committee or the Board in connection with the grant:

Years of Service After the Grant Date	Vested Percentage
Less than 2	0%
2 but less than 3	33%
3 but less than 4	66%
4 or more	100%
     A Participant will be credited with a year of service after the grant date for each 12-month period after the grant date during which the Participant is continuously performing services (or deemed to be continuously performing services) for the Employer. However, the Committee may at any time, in its Sole Discretion, credit a Participant with additional service after the date Restricted Shares are granted to the Participant or otherwise accelerate vesting or remove restrictions with respect to Restricted Shares granted under the Plan, if the Committee determines, in its Sole Discretion, it is in the best interests of the Company to do so. In addition, in the event of a Change in Control, each Participant who is employed by the Employer on the date of the closing of the Change in Control or who was involuntarily terminated by the Employer without cause during the 90-day period ending on the date of the closing of the Change in Control will be automatically fully (100%) vested with respect to all of the Restricted Shares previously granted under the Plan (and not previously forfeited) so that, immediately prior to the closing of the Change in Control, such Shares will no longer be subject to any lapse restriction or risk of forfeiture imposed in connection with this Plan.
     Restricted Shares granted to a Participant shall be deemed to have been granted as of the date designated and prescribed by the Committee. Except as provided above, if a Separation from Service occurs following a grant of Restricted Shares and prior to completion of the prescribed vesting schedule, the nonvested Restricted Shares will be forfeited and will again be available for grant under the Plan.
     Restricted Shares granted prior to December 1, 2006 shall be subject to the terms and conditions of this Plan at the time such Restricted Shares were granted.
     Section 4.03. Additional Conditions. Shares acquired under the Plan shall be subject to any and all terms, conditions, and restrictions set forth in the Company’s certificate of incorporation and bylaws, as well as any stockholders agreement and any other agreement entered into with respect to such Shares.
     Section 4.04. Restriction on Transfer of Shares. Shares acquired under this Plan shall be subject to such conditions and restrictions on transfer as are set forth in the Company’s certificate of incorporation and bylaws, as well as any stockholders agreement, and any other agreement entered into with respect to such Shares. Any voluntary or involuntary sale, assignment, transfer, or exchange of Shares acquired under the Plan that fails to satisfy or comply with any applicable condition or restriction on such sale, assignment, transfer, or exchange shall be void and of no effect and shall not bind or be recognized by the Company. No Shares may be transferred unless the transferee first executes, acknowledges, and delivers to the Company such instruments as the Company may deem necessary or advisable to effect the transfer.

     Section 4.05. Dividends. Dividends declared by the Board of Directors with respect to Shares shall, with respect to any Restricted Shares, be cumulated and paid to the Participant only if and at the time, and to the extent that, the restrictions imposed with respect to such Restricted Shares lapse in accordance with this Article IV and the Restricted Shares become substantially vested.
     Section 4.06. Limitations on Stockholder Rights. Restricted Shares shall not be subject to transfer or assignment, and a Participant granted Restricted Shares will not have the right to vote such shares or otherwise exercise the rights of a stockholder in the Company with respect to Restricted Shares unless and until the restrictions imposed with respect to such Restricted Shares in accordance with this Article IV lapse and the Restricted Shares become substantially vested.
     Section 4.07. Certificates and Legends. The Company may, but shall not be required to, issue certificates with respect to Restricted Shares granted under the Plan. If certificates representing Restricted Shares are issued, such certificates will bear (until, in the opinion of counsel, which opinion must be reasonably satisfactory in form and substance to counsel for the Company, it is no longer necessary or required) the following legend:
     The securities represented by this document are subject to the terms, conditions, restrictions, and contingencies, including restrictions on transfer and risk of forfeiture, contained in the Spirit AeroSystems Holdings, Inc. Fourth Amended and Restated Long-Term Incentive Plan, as amended from time to time, a copy of which is on file at the principal office of Spirit AeroSystems Holdings, Inc.
ARTICLE V — ADMINISTRATION
     Section 5.01. Committee. The Committee shall have full power to administer this Plan in all of its details, which powers shall include, but are not limited to, the authority, in addition to all other powers provided by this Plan, to:
A.	Determine in its Sole Discretion the eligibility of any individual to participate in the Plan;

B.	Make discretionary interpretations regarding the terms of the Plan and make factual findings with respect to any issue arising under the Plan, including, but not limited to, the power to determine whether an individual is eligible to participate in the Plan or receive benefits under the Plan and whether an individual has incurred a Separation from Service, with its interpretation to be final and conclusive;
C.	Compute the amounts payable for any Participant or other person in accordance with the provisions of the Plan, determine the manner and time for making such payments in accordance with the provisions of the Plan, and determine and authorize the person or persons to whom such payments will be paid;
D.	Receive and review claims for benefits and render decisions respecting such claims under the Plan;

E.	Make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of this Plan;

F.	Appoint such agents, specialists, legal counsel, accountants, consultants, or other persons as the Committee deems advisable to assist in administering the Plan; and

G.	Maintain all records of the Plan.
     Section 5.02. Reliance on Certificates, etc. The members of the Committee, the Board of Directors, and the officers and employees of the Company shall be entitled to rely on all certificates and reports made by any duly appointed accountants and on all opinions given by any duly appointed legal counsel. Such legal counsel may be counsel for the Employer.
     Section 5.03. Plan Records. In all matters related to administration of the Plan, the official determinations and records of the Plan, as made, identified, and maintained by the Committee, in its Sole Discretion, will control. In the event of any discrepancy between the official determinations and records of the Plan and any other document or communication, the official determinations and records of the Plan will control.
ARTICLE VI — AMENDMENT AND TERMINATION
     Section 6.01. Amendment. The Board of Directors reserves the right, at will, at any time and from time to time, to modify, alter, or amend this Plan (including without limitation a retroactive modification, alteration, or amendment), in whole or in part, and any such modification, alteration, or amendment shall be binding upon the Company, the Committee, each Participant, any adopting Employer, and all other persons; provided, however, that no amendment shall, without a Participant’s (or present interest Beneficiary’s) written consent, materially diminish the rights of the Participant with respect to grants of Shares or Restricted Shares previously made to the Participant under the Plan. Notwithstanding the foregoing, no consent shall be required and the Board of Directors shall have the right to modify, alter, or amend this Plan (including a retroactive modification, alteration or amendment), at will and at any time, if it determines, in its Sole Discretion, that such amendment is necessary to comply with applicable law, which shall include, but shall not be limited to, the right to retroactively apply any amendments necessary to comply with any provision of the Code or any judicial or administrative guidance.

     Section 6.02. Termination. The Company will have no obligation whatsoever to maintain this Plan for any given length of time and may, at will and at any time, discontinue or terminate this Plan in whole or in part. In addition, an adopting Employer shall have the right to discontinue or terminate its participation in this Plan as to its Employees. No complete or partial discontinuance or termination of the Plan shall, without a Participant’s (or present interest Beneficiary’s) written consent, materially diminish the rights of the Participant with respect to grants of Shares or Restricted Shares previously made to the Participant under the Plan.
ARTICLE VII — MISCELLANEOUS
     Section 7.01. Effective Date. This fourth amended and restated Plan shall be effective from and after the date of its adoption and approval by the Board of Directors (the “Effective Date”).
     Section 7.02. Payments and Transfers Net of Withholding. Notwithstanding any other provision of the Plan, all payments and transfers shall be net of any amount sufficient to satisfy all federal, state, and local withholding tax requirements, and shall also be net of all amounts owed by Participant to the Employer.
     With respect to Shares granted to a Participant under this Plan, any required withholdings or reductions may be accomplished by any of the following methods (or any combination of the following methods), as determined by the Committee in its Sole Discretion: (i) the total number of Shares granted to the Participant may be reduced by a number of whole or fractional Shares (as determined by the Committee, in its Sole Discretion), the value of which will be applied to satisfy such withholdings or reductions, but if the value of the Shares so withheld exceeds the amount of such withholdings or reductions, such excess will be paid in cash to the Participant within 2 1/2 months after the date the withholding occurs; (ii) the amount of the withholdings or reductions may be withheld from other amounts payable to the Participant by the Employer, including, but not limited to, other compensation; (iii) the Participant may be required, as a condition precedent to transfer or release of the Shares, to make a payment to the Employer in an amount equal to the amount of the withholdings or reductions (e.g., by selling a sufficient number of Shares); or (iv) such other method or combination of methods as the Committee deems appropriate, in its Sole Discretion.
     The Committee will have the right, in its Sole Discretion, to require, as a condition precedent to the transfer or release of any Shares granted under this Plan, that the transferee execute such agreements or documents (e.g., power of attorney) as the Committee deems necessary or appropriate.
     Section 7.03. Binding on Successors. This Plan shall be binding upon all Participants, their respective heirs, and personal representatives, and upon the Employer, its successors, and assigns.

     Section 7.04. Adoption by Other Employers. Any employer, corporation or other entity with employees now in existence or hereafter formed or acquired, which is not already an Employer under this Plan, and which is otherwise legally eligible, may in the future, with the consent and approval of the Company, adopt this Plan, and thereby, from and after the specified effective date, become an Employer under this Plan. However, the sole and absolute right to amend the Plan is reserved to the Company. It shall not be necessary for the adopting corporation or entity to sign or execute the original or the amended Plan documents. The administrative powers and control of the Company as provided in the Plan, including the sole right of amendment and of appointment and removal of the Committee, shall not be diminished by reason of the participation of any such adopting entity in this Plan.
     Section 7.05. Headings. The headings used in this Plan are inserted for reference purposes only and shall not be deemed to limit or affect in any way the meaning or interpretation of any of the terms or provisions herein.
     Section 7.06. Notices. Any notices or communications permitted or required to be given herein by any Participant, the Company, the Committee, the Employer, or any other person shall be deemed given either (i) when delivered; or (ii) three days after being placed in the United States mail in an envelope addressed to the last communicated address of the person to whom the notice is being given, with adequate postage thereon prepaid.
     Section 7.07. Severability. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions thereof, and the Plan shall be construed and enforced as if such provisions had not been included.
     Section 7.08. No Contract of Employment. Nothing contained herein shall be construed to constitute a contract of employment between any Employee and any Employer. Nothing herein contained shall be deemed to give any Employee the right to be retained in the employ of an Employer or to interfere with the right of the Employer to discharge any Employee at any time without regard to the effect such discharge might have on the Employee as a Participant under this Plan.
     Section 7.09. Certain Limitations. In the event the Employer is subject to legal limitations on the payment of benefits, then benefit payments hereunder shall be reduced or eliminated, as the case may be, to comply with such legal limitations.
     Section 7.10. State Law. This Plan and all agreements entered into under the Plan shall be governed, construed, administered, and regulated in all respects under the laws of the State of Delaware, without regard to the principles of conflicts of law, to the extent such laws are not preempted by the laws of the United States of America. Any action concerning the Plan or any agreement entered into under the Plan shall be maintained exclusively in the state or federal courts in Delaware.

     Section 7.11. Government and Other Regulations. The obligation of the Company to grant or sell and deliver Shares under the Plan shall be subject to all applicable laws, rules, and regulations and such approvals by any governmental agencies as may be required, including, but not limited to, the effectiveness of a registration statement under the Securities Act of 1933, as amended, as deemed necessary or appropriate by legal counsel for the Company.
     Section 7.12. Nonexclusivity of the Plan. The adoption of the Plan by the Board of Directors shall not be construed as creating any limitations on the power of the Board of Directors to adopt such other incentive arrangements as it may deem desirable.
     IN WITNESS WHEREOF, the Company has caused this fourth amended and restated Plan to be executed by a duly authorized officer on the ___ day of ____________, 2011, to be effective as of the Effective Date.

SPIRIT AEROSYSTEMS HOLDINGS, INC.

By:

Name:

Title	: